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                                                                     EXHIBIT 8.2
                        [MORRISON & FOERSTER LETTERHEAD]

                                  June 6, 1994

Curaflex Health Services, Inc.
3281 Guasti Road, Suite 800
Ontario, California 91761

Ladies and Gentlemen:

     This opinion is being delivered to you pursuant to Section 8.2(b) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of the February 6, 1994, by and among Curaflex Health Services, Inc., a Delaware corporation ("Curaflex"), HealthInfusion Inc., a Florida corporation ("HealthInfusion"), Medisys, Inc., a Delaware corporation ("Medisys"), T2 Medical, Inc., a Delaware corporation ("T2"), Coram Healthcare Corporation (formerly CHM Holding Corporation), a Delaware corporation ("Coram"), and four wholly owned subsidiaries of Coram -- CHS Acquisition Company, a Delaware corporation ("CHS Sub"), HII Acquisition Company, a Florida corporation ("HII"), MI Acquisition Company, a Delaware corporation ("MI"), and T2 Acquisition Company, a Delaware corporation ("T2 Sub"). Pursuant to the Merger Agreement, CHS Sub will merge with and into Curaflex (hereinafter referred to as the "Curaflex Merger"), HII will merge with and into HealthInfusion, MI will merge with and into Medisys, and T2 Sub will merge with and into T2 (collectively, the "Mergers") in a series of transactions in which each of the surviving companies (i.e., Curaflex, HealthInfusion, Medisys and T2) will become a wholly owned subsidiary of Coram and the former stockholders of each surviving company will receive shares of Coram's common stock ("Coram Common Stock"), all on the terms set forth in the Merger Agreement.

     Capitalized terms not defined herein have the meanings set forth in the Merger Agreement or in a certificate executed by the officers of Coram, Curaflex and CHS Sub and delivered to us by Coram, Curaflex and CHS Sub containing certain representations of Coram, Curaflex and CHS Sub and attached hereto as Exhibit "A" (the "Certificate of Representations"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel solely to Curaflex in connection with the Mergers, and as such, we have considered the federal income tax consequences only of the Curaflex Merger in this opinion. For the purpose of rendering this opinion, we have examined original, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents, including all exhibits and schedules attached thereto: (i) the Merger Agreement; (ii) the Certificate of Representations; (iii) The Joint Proxy Statement/Prospectus and the Registration Statement; and (iv) such other instruments and documents related to the formation, organization and operation of Coram, Curaflex and CHS Sub and related to the consummation of the Curaflex Merger and the transactions contemplated in the Merger Agreement as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have relied upon the truth and accuracy of each representation set forth in the Certificate of Representations delivered to us by Coram, Curaflex and CHS

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Sub, attached hereto as Exhibit "A" and incorporated herein by this reference.
In addition, we have assumed the following, without making any independent investigation or review thereof:

     (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and that there is due execution and delivery of all documents where due execution and delivery are a prerequisite to effectiveness thereof;

     (b) the truth and accuracy, at all relevant times up to and including the date on which the Curaflex Merger becomes effective, of all representations, warranties, and statements made by Coram, Curaflex and CHS Sub, their management and stockholders in connection with the Curaflex Merger, including but not limited to those set forth in the Merger Agreement (including the exhibits);

     (c) the existence of any facts which have been represented to the best knowledge of any person; and

     (d) the following facts are true as of the date hereof (and will be true at all times up to and including the date on which the Curaflex Merger becomes effective):

          (i) prior to the effectiveness of the Curaflex Merger, Coram will be in "control" of CHS Sub within the meaning of Section 368(c) of the Code; Coram formed CHS Sub solely for the purposes of effectuating the Curaflex Merger and at any time prior to the Curaflex Merger, CHS Sub has not and will not conduct any business or investment activities;

          (ii) Coram has no plan or intention to: (i) reacquire any of its stock issued in the Curaflex Merger; (ii) liquidate Curaflex; (iii) merge Curaflex with and into another corporation; (iv) sell or otherwise dispose of the stock of Curaflex, except for transfers of Curaflex Common Stock to corporations controlled (within the meaning of Section 368(c) of the Code) by Coram; or (v) cause Curaflex to sell or otherwise dispose of any of the assets of CHS Sub acquired in the Curaflex Merger, except for dispositions in the ordinary course of business or transfers of assets to a corporation controlled (within the meaning of Section 368(c) of the Code) by Curaflex;

          (iii) there is no intercorporate indebtedness existing between Coram and Curaflex or between CHS Sub and Curaflex that was issued, acquired or will be settled at a discount;

          (iv) the Curaflex Merger will qualify as a statutory merger under applicable Delaware law;

          (v) the payment of cash to shareholders of Curaflex common stock ("Curaflex Common Stock") in lieu of the issuance of fractional shares of Coram Common Stock in the Curaflex Merger is solely for the purpose of avoiding the expense and inconvenience to Coram of issuing fractional shares and does not represent separately bargained for consideration. The total amount of cash that any holder of Curaflex Common Stock will receive in lieu of a fractional share interest will not exceed the fair market value (as determined in accordance with the Merger Agreement) of one share of Coram Common Stock at the time of the Curaflex Merger. The consideration for fractional shares will be paid by Coram. Other than payments for fractional shares, no other cash payments will be made to shareholders of Curaflex Common Stock with respect to such Common Stock pursuant to the Curaflex Merger;

          (vi) following the effectiveness of the Curaflex Merger, Curaflex: (i) will not issue additional shares of stock that would result in Coram losing "control" of Curaflex within the meaning of Section 368(c) of the Code, and
     (ii) will continue the historic business of Curaflex or use a significant portion of Curaflex's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d);

          (vii) the fair market value of the Coram Common Stock and other consideration, if any, received by each Curaflex shareholder will be approximately equal to the fair market value of the Curaflex Common Stock surrendered in the exchange;

          (viii) there is no plan or intention by the shareholders of Curaflex to sell, exchange or otherwise dispose of a number of shares of Coram Common Stock received in the Curaflex Merger that would reduce Curaflex shareholders' ownership of Coram Common Stock to a number of shares having a value as of the date of the Curaflex Merger of less than fifty percent of the value of all of the shares of Curaflex Common Stock issued and outstanding immediately prior to the Curaflex Merger. For purposes of this

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         assumption, shares of Curaflex Common Stock exchanged for cash or other property in lieu of fractional shares of Coram Common Stock will be treated as outstanding Curaflex Common Stock immediately prior to the Curaflex Merger;

          (ix) following the effectiveness of the Curaflex Merger, Curaflex will hold at least: (i) ninety percent of the fair market value of its net assets; (ii) seventy percent of the fair market value of its gross assets,
     (iii) ninety percent of the fair market value of CHS Sub's net assets; and
     (iv) seventy percent of the fair market value of CHS Sub's gross assets held immediately prior to the Curaflex Merger, excluding from CHS Sub's assets in this calculation any Coram Common Stock held by CHS Sub. For purposes of this assumption, the following items will be treated as assets held by Curaflex or CHS Sub, respectively, immediately prior to the Curaflex Merger for the purpose of determining the percentage of Curaflex's and CHS Sub's net and gross assets held by Curaflex following the Curaflex
     Merger: amounts paid by Curaflex or CHS Sub to shareholders who receive cash or other property, amounts used by Curaflex or CHS Sub to pay reorganization expenses; all redemptions and distributions (except for regular, normal dividends) made by Curaflex; and assets disposed of by Curaflex or CHS Sub (other than assets transferred from CHS Sub to Curaflex in the Curaflex Merger) prior to or subsequent to the Curaflex Merger and in contemplation thereof or pursuant to the Merger Agreement (including any asset disposed of by Curaflex, other than in the ordinary course of business, pursuant to a plan or intent existing after the time negotiations of the Curaflex Merger commenced).

          (x) the liabilities of CHS Sub assumed by Curaflex, if any, and the liabilities to which the transferred assets of CHS Sub are subject, if any, were incurred by CHS Sub in the ordinary course of its business;

          (xi) each of the parties to the Curaflex Merger and the shareholders of Curaflex Common Stock will pay their respective expenses, if any, incurred in connection with the Curaflex Merger;

          (xii) no two parties to the Curaflex Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code;

          (xiii) Curaflex is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

          (xiv) at the time of the Curaflex Merger, the fair market value of the assets of Curaflex will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which those assets are subject;

          (xv) no compensation received or to be received by any shareholder-employee of Curaflex will be separate consideration for, or allocable to, any of their shares of Curaflex Common Stock; none of the shares of Coram Common Stock received by any shareholder-employee of Curaflex will be separate consideration for, or allocable to, any employment agreement or covenant not to compete; and any compensation paid to any shareholder-employee of Curaflex subsequent to the Curaflex Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

          (xvi) at the time of the Curaflex Merger, Curaflex will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Curaflex that, if exercised or converted, would affect Coram's acquisition or retention of control of Curaflex as defined in Section 368(c) of the Code;

          (xvii) pursuant to the Curaflex Merger, shares of Curaflex Common Stock representing control of Curaflex as defined in Section 368(c) of the Code will be exchanged solely for voting stock of Coram. For purposes of this assumption, Curaflex Common Stock exchanged for cash or other property originating from Coram will be treated as outstanding Curaflex Common Stock on the date of the Curaflex Merger;

          (xviii) Coram and its subsidiaries do not own, nor have they owned during the five years preceding the effectiveness of the Curaflex Merger, any shares of Curaflex Common Stock;

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          (xix) no shares of CHS Sub have been or will be used as consideration or issued to the stockholders of Curaflex in the Curaflex Merger; and

          (xx) the Coram Common Stock to be issued pursuant to the Curaflex Merger will not be subject to any restriction whatsoever (other than any restrictions imposed under any applicable securities laws), including any escrow, repurchase restriction, or risk of forfeiture.

     Based on our examinations of the foregoing items and subject to (a) the completion of the proceedings being taken or contemplated to be taken pursuant to the Merger Agreement, and (b) the limitations, qualification, assumptions and caveats set forth herein, WE ARE OF THE OPINION THAT:

     1. The Curaflex Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and Coram, Curaflex and CHS Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

     2. Except as provided in paragraph (3) below (relating to cash received in lieu of fractional shares), no gain or loss will be recognized by any Curaflex shareholder with respect to the exchange of their Curaflex Common Stock solely for Coram Common Stock pursuant to the Curaflex Merger.

     3. The payment of cash to a shareholder of Curaflex Common Stock in lieu of a fractional share interest in Coram Common Stock will be treated as if the fractional share interest was distributed as part of the Curaflex Merger and then redeemed by Coram. Accordingly, the tax consequences of such a cash payment will be determined in accordance with Section 302 of the Code. Such a redemption is generally treated as a sale or exchange of the fractional share interest under Section 302 of the Code and generally gain or loss (which will constitute capital gain or loss if related Curaflex Common Stock was held as a capital asset) will be recognized by the shareholder measured by the difference between the cash or other property received in lieu of the fractional share and the portion of the shareholder's tax basis that is allocated to such fractional share.

     4. The aggregate tax basis of the Coram Common Stock received by a Curaflex shareholder in the Curaflex Merger (including the tax basis allocable to fractional shares deemed issued and then redeemed) will be the same as the aggregate tax basis of the Curaflex Common Stock exchanged for the Coram Common Stock.

     5. The holding period of Coram Common Stock (including any fractional shares deemed issued and then redeemed) received by a Curaflex shareholder in exchange for the Curaflex Common Stock pursuant to the Curaflex Merger will include the holding period of the Curaflex Common Stock that was converted into the Coram Common Stock, provided that such Curaflex Common Stock was held as a capital asset at the time of the Curaflex Merger.

     This opinion only addresses certain federal income tax consequences of the Curaflex Merger; it does not address any state, local or foreign tax consequences that may result from the Curaflex Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Curaflex Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequence specifically discussed herein. This opinion does not address or purport to address any of the tax consequences to any person or entity other than Curaflex and the shareholders of Curaflex, including, but not limited to, the shareholders of Medisys, HII, and T2.

     No opinion is expressed as to any transaction other than the Curaflex Merger as described in the Merger Agreement or to any transaction whatsoever including the Curaflex Merger if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. If any such representation, warranty, statement or assumption is not true, correct and complete in all material respects, our opinion could be adversely affected and should not be relied upon.

     Because this opinion is being delivered prior to the effectiveness of the Curaflex Merger, it must be considered prospective and dependent upon future events. In addition, this opinion only represents our best

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judgment as to the probable federal income tax consequences of the Curaflex
Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, judicial decisions, administrative regulations and published rulings, in each case as in existence on the date hereof. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, in rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion has been delivered to you for the purposes set forth in the Merger Agreement and is intended solely for your benefit and the benefit of your stockholders, and it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

     We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 (No. 33-53957) of Coram and to the reference to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of such Registration Statement.

                                          Very truly yours,


                                               /s/  MORRISON & FOERSTER


                                                   Morrison & Foerster


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                                   EXHIBIT A

                         CERTIFICATE OF REPRESENTATIONS

                                  JUNE 6, 1994

Morrison & Foerster
19900 MacArthur Boulevard
Irvine, California 92715


     Re: Agreement and Plan of Merger, dated as of February 6, 1994 (the "Merger
         Agreement"), by and among Curaflex Health Services, Inc., a Delaware corporation ("Curaflex"), HealthInfusion, Inc., a Florida corporation, Medisys, Inc., a Delaware corporation, T2 Medical, Inc., a Delaware corporation, Coram Healthcare Corporation (formerly CHM Holding Corporation), a Delaware corporation ("Coram"), CHS Acquisition Company, a Delaware corporation ("CHS Sub"), HII Acquisition Company, a Florida corporation, MI Acquisition Company, a Delaware corporation, and T2 Acquisition Company, a Delaware corporation


Gentlemen:

     This letter is supplied to you in connection with the issuance of your tax opinion pursuant to Section 8.2(b) of the Merger Agreement under which, as one of four simultaneous merger transactions (collectively, the "Mergers"), CHS Sub will merge with and into Curaflex (hereinafter referred to as the "Curaflex Merger") resulting in Curaflex becoming a wholly owned subsidiary of Coram and the former stockholders of Curaflex receiving shares of Coram's common stock ("Coram Stock"), all on the terms set forth in the Merger Agreement. As with your tax opinion, this letter relates only to the Curaflex Merger and not the two other Mergers contemplated in the Merger Agreement.

     Capitalized terms not defined herein have the meanings set forth in the Merger Agreement. All Section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

  A. Representations of Coram and CHS Sub

     Coram and CHS Sub hereby certify that the following facts are true as of the date hereof (and will be true at all times up to and including the date on which the Curaflex Merger becomes effective) (the "Effective Date"):

     1. Coram's principal reason for participating in the Curaflex Merger is to obtain the benefits to be derived from the combination of Coram and Curaflex's businesses and the combination of the businesses of their respective subsidiaries.

     2. Coram has no plan or intention to redeem or otherwise reacquire any of the Coram Stock issued in the Curaflex Merger.

     3. Coram is acquiring Curaflex for the purpose of continuing the present business of Curaflex and its subsidiaries. The Curaflex business will be conducted as a wholly owned subsidiary of Coram. Following the Curaflex Merger, the businesses of Curaflex's subsidiaries will continue to be conducted as wholly owned subsidiaries of Curaflex. Following the Curaflex Merger, Coram will cause Curaflex and its subsidiaries to continue their respective historic businesses or to continue to use a significant portion of their respective historic business assets in a business.

     4. At all times prior to the Curaflex Merger, Coram has owned all of the outstanding equity interests in CHS Sub (including rights to acquire an equity interest in CHS Sub, if any). Coram formed CHS Sub solely for the purposes of effectuating the Curaflex Merger and at any time prior to the Curaflex Merger, CHS Sub does not and will not conduct any business or investment activities.

     5. Coram has no plan or intention to liquidate Curaflex; to merge Curaflex with or into any corporation (including Coram); to sell or otherwise dispose of any shares of stock of Curaflex, except for transfers of Curaflex Stock to corporations controlled (within the meaning of Section 368(c) of the Code) by Coram; or

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to cause Curaflex to sell or otherwise dispose of or transfer any portion of
Curaflex's assets (including those acquired from CHS Sub) except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled (within the meaning of Section 368(c) of the Code) by Curaflex.

      6. Coram has no plan or intention to cause Curaflex to issue additional shares of its stock.

      7. Coram has no plan or intention to sell or otherwise dispose of or to cause any sale or disposition by any person of any of the assets of Curaflex's subsidiaries except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled (within the meaning of Section 368(c) of the Code) by Curaflex.

      8. The liabilities of CHS Sub to be assumed by Curaflex in the Curaflex Merger and liabilities to which CHS Sub's assets are subject, if any, were incurred by CHS Sub in the ordinary course of its business.

      9. Neither Coram nor any member of a controlled group within the meaning of Section 1563 of the Code, determined without regard to Section 1563(b)(2) of the Code ("Controlled Group") in which Coram is also a member owns, nor has owned within the preceding five years, any Curaflex Stock.

     10. Neither Coram nor CHS Sub is or will become an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

     11. Coram hereby confirms the truth and accuracy of each of the representations made by it and by CHS Sub in the Merger Agreement as such representations have been modified by disclosures made in connection with the Merger Agreement.

     12. In connection with the Curaflex Merger, no stockholder of Curaflex is acting on behalf of, or as an agent for, Coram or any member of a Controlled Group in which Coram is also a member.

     13. Coram and CHS Sub are authorized to make all the representations made by them and set forth herein.

B. Representations of Curaflex

     Curaflex hereby certifies the following facts are true as of the date hereof (and will be true at all times up to and including the Effective Date):

      1. Curaflex's principal reason for participating in the Curaflex is to obtain the benefits to Curaflex and its stockholders to be derived from the combination of Curaflex's and Coram's respective businesses conducted directly by them and through their respective subsidiaries.

      2. Neither Curaflex nor any of its subsidiaries has made any transfer of any of its assets other than in the ordinary course of its business during the period ending at the Effective Date and beginning with the commencement of negotiations (whether formal or informal) with Coram regarding the Curaflex Merger (or any other form of acquisition of the assets or stock of Curaflex other than in the ordinary course of business) (the "Pre-Merger Period").

      3. Except as set forth in the Merger Agreement or any disclosure in connection with the Merger Agreement, (i) Curaflex has no outstanding warrants, options, or convertible securities nor any other kind of right outstanding pursuant to which any person could acquire shares of Curaflex Stock or any other equity interest in Curaflex, and (ii) Curaflex has no outstanding equity interest issued by it other than shares of Curaflex Stock and rights to acquire Curaflex Stock.

      4. At all times prior to the Curaflex Merger, Curaflex win be in control of its subsidiaries within the meaning of Section 368(c) of the Code.

      5. The liabilities of Curaflex and the liabilities to which the assets of Curaflex are subject have been incurred by Curaflex in the ordinary course of its business.

      6. The fair market value of the assets of Curaflex, will, at the Effective Date, exceed the aggregate liabilities of Curaflex plus the amount of liabilities, if any, to which such assets are subject.

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      7. To the best of the knowledge of the management of Curaflex, there is no plan or intention by the stockholders of Curaflex who own 5 percent or more of the Curaflex Stock, and there is no plan or intention on the part of the remaining stockholders of Curaflex to sell, exchange, or otherwise dispose of a number of shares of Coram Stock received in the transaction that would reduce the Curaflex stockholders' ownership of Coram Stock to a number of shares having a value, as of the Effective Date of the Curaflex Merger, of less than 50 percent of the value of all of the formerly outstanding stock of Curaflex as of the same date. For purposes of this representation, shares of Curaflex Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Coram Stock will be treated as outstanding Curaflex Stock on the date of the transaction. Moreover, shares of Curaflex Stock and shares of Coram Stock held by Curaflex stockholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the transaction will be considered in making this representation.

      8. Except as set forth in the Merger Agreement or any disclosure made in connection with the Merger Agreement, no issuances of Curaflex Stock or rights to acquire Curaflex Stock have occurred or will occur during the Pre-Merger Period.

      9. Curaflex is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     10. Curaflex is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     11. Curaflex hereby confirms the truth and accuracy of each of the representations made by it in the Merger Agreement as such representations have been modified by disclosures made in connection with the Merger Agreement.

     12. Curaflex is authorized to make all of the representations made by it and set forth herein.

C. Joint Representations

     Coram, CHS Sub, and Curaflex hereby certify that the following facts are true as of the date hereof (and will be true at all times up to and including the Effective Date):

     1. Pursuant to the Curaflex Merger, CHS Sub will merge with and into Curaflex and Curaflex will acquire all of the assets and liabilities of CHS Sub, so that, immediately following the Curaflex Merger, Curaflex will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by CHS Sub immediately prior to the Curaflex Merger. Immediately following the Curaflex Merger, Curaflex will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Curaflex immediately prior to the Curaflex Merger. For purposes of this representation, the following items will be treated as assets held by Curaflex or CHS Sub, respectively, immediately prior to the Curaflex Merger for the purpose of determining the percentage of Curaflex's and CHS Sub's net and gross assets held by Curaflex following the Curaflex Merger: amounts paid by Curaflex or CHS Sub to shareholders who receive cash or other property, amounts used by Curaflex or CHS Sub to pay reorganization expenses; all redemptions and distributions (except for regular, normal dividends) made by Curaflex; and assets disposed of by Curaflex or CHS Sub (other than assets transferred from CHS Sub to Curaflex in the Curaflex Merger) prior to or subsequent to the Curaflex Merger and in contemplation thereof or pursuant to the Merger Agreement (including any asset disposed of by Curaflex, other than in the ordinary course of business, pursuant to a plan or intent existing during the Pre-Merger Period).

     2. No fractional shares of Coram Stock will be issued in the Curaflex Merger. In lieu thereof, cash will be paid to stockholders otherwise entitled to a fractional share of Coram Stock. The payment of cash in lieu of fractional shares of Coram Stock is made solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares and is not separately bargained for consideration. The total amount of cash that any holder of Curaflex Stock will receive in lieu of a fractional share interest will not exceed the fair market value (as determined in accordance with the Merger Agreement) of one share of Coram Stock at the Effective Date. The consideration for fractional shares will be paid by Coram.

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     3. The fair market value of the Coram Stock to be received by each Curaflex stockholder will be approximately equal to the aggregate fair market value of the Curaflex Stock surrendered in exchange therefor. No Curaflex stockholder will receive consideration other than Coram Stock in exchange for his shares of Curaflex Stock aside from cash in lieu of a fractional share of Coram Stock.

     4. The Coram Stock to be issued pursuant to the Curaflex Merger will not be subject to any restriction whatsoever (other than any restrictions imposed under any applicable securities laws), including any escrow, repurchase restriction, or risk of forfeiture.

     5. No shares of CHS Sub have been or will be used as consideration or issued to the stockholders of Curaflex in the Curaflex Merger.

     6. There is no intercorporate debt between Coram or CHS Sub and Curaflex that was issued or acquired at a discount, or that will be settled, discharged or extinguished at a discount as a result of the Curaflex Merger. Coram will assume no liabilities of Curaflex or of any Curaflex stockholder in connection with the Curaflex Merger, nor will any of the Curaflex Stock surrendered in the Curaflex Merger be subject to any liabilities. Pursuant to the Merger Agreement, outstanding options to purchase Curaflex Stock will be converted into options to purchase Coram Stock.

     7. Coram, CHS Sub and Curaflex and the stockholders of Curaflex will each pay separately its or their own expenses, if any, incurred in connection with the Curaflex Merger.

     8. In the Curaflex Merger, shares of Curaflex Stock outstanding immediately prior to the Curaflex Merger ("Outstanding Curaflex Stock") representing control (within the meaning of Section 368(c) of the Code) of Curaflex will be exchanged solely for Coram Stock. For purposes of this representation, shares of Curaflex Stock exchanged for cash or other property originating with Coram will be treated as outstanding Curaflex Stock stock on the date of the transaction.

     9. Any compensation paid to stockholders of Curaflex who enter into an employment, consulting, or non-competition contract, if any, with Coram or CHS Sub (or any member of a Controlled Group in which Coram or CHS Sub is also a member) will be for services actually rendered or to be rendered. None of such compensation will represent consideration for the exchange of shares of Curaflex Stock for Coram Stock. None of the shares of Coram Stock to be received by Curaflex stockholders in the Curaflex Merger will be in exchange for services or any covenant not to compete.

  D. Limitations on Qpinion; Reliance

     1. Coram, CHS Sub and Curaflex have read and they each understand all the limitations and qualifications to which your opinion is subject.


     2. Coram, CHS Sub and Curaflex recognize that your tax opinions will be based on the representations in this letter and that those opinions win not apply if any of these representations are not accurate and complete in all material respects at all relevant times.


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     3. Coram, CHS Sub and Curaflex recognize that the addressees to your opinions shall be relying, and are entitled to rely, on the accuracy and completeness of the representations contained herein.

                                          Very truly yours,

                                          CORAM HEALTHCARE CORPORATION

                                          By: /s/ James M. Sweeney
                                          Title: Chief Executive Officer

                                          CHS ACQUISITION COMPANY

                                          By: /s/ Kevin M. Higgins
                                          Title: President

                                          CURAFLEX HEALTH SERVICES, INC.

                                          By: /s/ Charles A. Laverty
                                          Title: Chief Executive Officer

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